Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancFirst Corporation on Form S-8 of our report dated March 14, 2014, on our audit of the consolidated financial statements of Bancfirst Corporation as of December 31, 2013, and for the year then ended. We also consent to the incorporation by reference of our report dated March 14, 2014, on our audit of the internal control over financial reporting of BancFirst Corporation as of December 31, 2013.

/s/ BKD, LLP

Oklahoma City, Oklahoma

January 15, 2015